MULTIPLE DISBURSEMENT TERM NOTE

New York

August 31, 2020	$3,718,000.00

BORROWER (Name): Corning Natural Gas Corporation

(Organizational Structure): Corporation

(State Law organized under): New York

(Address of residence/chief executive office): 330 West William Street, P.O. Box 58, Corning, New York 14830

BANK:	M&T BANK, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, NY 14203. Attention: Office of the General Counsel.

Definitions. The following terms shall have the indicated meanings in this Note:

1.	“Amortization Commencement Date” shall mean the first day of the Permanent Loan Period, which shall be October 31, 2020.
2.	“Amortization Period” shall be ten (10) years, and shall mean the approximate number of years, starting on the Amortization Commencement Date, needed to result in the full repayment of the Principal Amount, if all regularly scheduled payments are made at the required intervals over that period. The Amortization Period may be longer than the remaining term of this loan and shall not compromise the enforceability of the Maturity Date.
3.	“Disbursement Period” shall mean the period from the date of this Note to, but not including, the Amortization Commencement Date, during which the Bank may advance funds to Borrower in accordance with the terms of this Note and/or a Loan Agreement, if applicable.
4.	“First Installment Payment Date” shall mean the first Payment Due Date following the Amortization Commencement Date.
5.	“Loan Agreement” shall mean any supplementary agreement, if any, between Borrower and the Bank dated on or about the date hereof and/or in connection herewith, providing for the disbursement of funds under this Note, as the same may be amended, modified or replaced from time to time.
6.	“Maturity Date” shall mean the Payment Due Date in the 120th month following the Amortization Commencement Date.
7.	“New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
8.	“Payment Due Date” shall mean the 31st day of the applicable calendar month (or if there is no numerically corresponding day in a particular month, the last calendar day of such month); provided, however, to the extent, if at all, that a non-daily adjusting LIBOR-based interest rate is in effect, if in any applicable month the day identified above is not a Joint Business Day, the Payment Due Date shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Joint Business Day, so as to, in all instances, coincide with the end of the applicable Interest Period. See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.
9.	“Permanent Loan Period” shall mean the period from and including the Amortization Commencement Date to the Maturity Date, during which Borrower shall repay the outstanding Principal Amount, with interest, as set forth below.
10.	“Principal Amount” shall mean the amount actually advanced, which sum shall not exceed Three Million Seven Hundred Eighteen Thousand and 00/100 Dollars ($3,718,000.00).

Promise to Pay. For value received, intending to be legally bound, Borrower promises to pay to the order of the Bank, on the dates set forth below, the Principal Amount plus interest as agreed below, all payments required by the Bank to fund any escrow accounts for the payment of taxes, insurance and/or other charges (collectively, “Escrow”), and all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

Authorized Representatives. During the Disbursement Period, the Bank may fund loan proceeds hereunder in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by Michael I. German as President or Charles Lenns as Vice President and Chief Financial Officer (include name(s) and title(s), as appropriate) or any other officer, employee or representative of Borrower who is authorized or designated as a signer of loan documents under the provisions of Borrower’s most recent resolutions or similar documents on file with the Bank (each an “Authorized Person”). Notwithstanding that individual names may have been provided to the Bank, the Bank shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. Borrower acknowledges that the transmission between Borrower and Bank of any Request or other instructions involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying on and acting upon any Request or other instructions with respect to the loan evidenced by this Note; or (ii) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Bank’s gross negligence or willful misconduct. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of funding any advance pursuant to this paragraph.

Availability; Non-Revolving Credit. As a condition to the advance of any funds hereunder, Borrower must demonstrate that it has funded 40% of the PSC approval capital expenditure costs to be financed hereunder as described in the Revised Commitment Letter dated June 24, 2020 issued by Bank to Borrower. Borrower also agrees that any request for an advance must be accompanied with a copy of a State of New York Public Service Commission capital expenditure tracker report. Once the Disbursement Period ends, no further advances shall be Requested under this Note. The aggregate amount of all advances made pursuant to this Note shall not exceed the Principal Amount, but in the event of any excess advances, the amount of any such excess shall be due and payable immediately, with interest calculated at the applicable rate. Repayment of any portion of any advance made hereunder shall NOT increase the remaining availability for future advances.

Interest. The unpaid Principal Amount of this Note shall, at all times, earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), from and including the date the proceeds of this Note are disbursed to, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall be:

During the Disbursement Period:

3.00 percentage points above the greater of (i) One month LIBOR adjusting daily or (ii) .5 percentage points

During the Permanent Loan Period:

Fixed at 2.90 percentage points above the sum of the yield on United States Treasury Obligations adjusted to a constant maturity of ten (10) years in effect two (2) New York Business Days prior to the Amortization Commencement Date, as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15 (519), or by such other quoting service, index or commonly available source utilized by the Bank.

At no time during the term of the loan shall the rate fall below 340 percentage points (3.40%) (the “Interest Rate Floor”)

If no rate is specified above, interest shall accrue at the Maximum Legal Rate (defined below) for the applicable period.

Maximum Legal Rate. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower, without interest.

Default Rate. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to five (5) percentage points per year above the otherwise applicable rate per year, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

Payments. Payments shall be made in immediately available United States funds at any banking office of the Bank.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account #___________________ with the Bank automatically for any amount which becomes due under this Note.

Interest Accrual; Application of Payments. Interest will continue to accrue on the actual principal balance outstanding until the Principal Amount is paid in full. All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed. Payments may be applied in any order in the sole discretion of the Bank, but, prior to an Event of Default, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to Escrow, then to late charges and other fees, and then to all other Expenses.

Repayment Terms. Borrower shall pay to the Bank the Principal Amount and all interest owing pursuant to this Note in installments as follows:

During the Disbursement Period:

All accrued and unpaid interest, in amounts that may vary, on the Payment Due Date of each month, beginning on the first Payment Due Date following the date of this Note, and continuing through and including the Amortization Commencement Date, or as otherwise invoiced by the Bank.

During the Permanent Loan Period:

(i)	119 consecutive level monthly installments consisting of both principal and interest, each in the amount that would result in the outstanding Principal Amount, as of the Amortization Commencement Date, plus interest at the applicable rate, being repaid in full over the course of the Amortization Period, due and payable on the First Installment Payment Date and each Payment Due Date thereafter, and

(ii)	ONE (1) FINAL INSTALLMENT, due and payable on the Maturity Date, in an amount equal to the outstanding Principal Amount, together with all other amounts outstanding hereunder, including, without limitation, accrued interest, costs and expenses.

To the extent, if at all, that (i) the repayment terms of this Note contemplate level installments of principal and interest during any period in which the applicable interest rate is a variable rate (“Variable Rate P&I Period”), and (ii) during any such Variable Rate P&I Period, the applicable interest rate changes in accordance with the terms of this Note, the Bank may, but shall be under no obligation to, recalculate and adjust at any time the installment amount due and payable to the Bank, so as to appropriately reamortize the unpaid Principal Amount, as of the date of such adjustment through the Maturity Date (or such other date as may be provided for herein). Borrower understands that non-adjustment of the installment amount as described herein could result in a greater portion of the unadjusted installment amount being applied to interest due, leaving less available to reduce the Principal Amount balance, resulting in a higher than expected Principal Amount balance due and payable to the Bank on the Maturity Date. Absent manifest error, the Bank’s determination of any amount due in connection herewith shall be conclusive.

Late Charge. If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, including, without limitation, any Escrow payment due and owing, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount or (c) the Bank’s then current late charge as announced from time to time. Notwithstanding the above, if this Note is secured by a one- to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date.

Prepayment Premium. During the term of this Note, Borrower shall have the option of paying the unpaid Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, as consideration for the privilege of making such prepayment, Borrower shall pay to the Bank a fee (the “Premium”) equal to the amount provided for on the attached Prepayment Premium Rider (or LIBOR Rate Rider, as applicable). Any partial prepayment of principal shall be posted as of the date received and applied in inverse order of maturity. With any prepayment in full of the Principal Amount balance, Borrower shall also pay to the Bank all accrued interest and Expenses owing pursuant to this Note. In the event the Maturity Date of this Note is accelerated following an Event of Default, the Bank’s right to collect the Premium, as liquidated damages, shall accrue immediately, with the amount of the Premium to be determined in accordance with the terms of this Note at the time of any actual prepayment or other satisfaction, in whole or in part, by any means, of the principal indebtedness evidenced by this Note. Any tender of payment by or on behalf of the Borrower made after such Event of Default to satisfy or reduce the principal indebtedness shall be expressly deemed a voluntary prepayment, in which case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate Premium calculated in accordance with the terms of this Note.

Representations, Warranties and Covenants. Borrower represents and warrants to and agrees and covenants with the Bank that now and until this Note is paid in full:

a)     Business Purpose. The Loan proceeds shall be used only for a business purpose and not for any personal, family or household purpose.

b)     Good Standing; Authority. Borrower is an entity or sole proprietor (i) duly organized and existing and in good standing under the laws of the jurisdiction in which it was formed, (ii) duly qualified, in good standing and authorized to do business in every jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and (iii) has the power and authority to own each of its assets and to use them as contemplated now or in the future.

c)     Legality. The execution, issuance, delivery to the Bank and performance by Borrower of this Note (i) are in furtherance of Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator or (B) violate Borrower’s certificate of incorporation or other governing instrument, constitute a default under any agreement binding on Borrower, or result in a lien or encumbrance on any assets of Borrower; and (iii) have been duly authorized by all necessary corporate or partnership action.

d)     Compliance. The Borrower conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including without limitation environmental laws. All approvals, including without limitation authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary to the conduct of Borrower’s business and for Borrower’s due issuance of this Note have been duly obtained and are in full force and effect. The Borrower is in compliance with all conditions of each Approval.

e)     Financial Statements and Other Information. Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its first three fiscal quarters, an internally prepared financial statement of the Borrower and each subsidiary as of the end of such quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end all in such detail as the Bank may request; (ii) within one hundred twenty (120) days after the end of each fiscal year, internally prepared consolidating and consolidated statements of the Borrower’s and each subsidiary’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year; all such statements shall be certified by the Borrower’s chief financial officer to be correct and in accordance with the Borrower’s and each Subsidiary’s records and to present fairly the results of the Borrower’s and each Subsidiary’s operations and cash flows and its financial position at year end; and (iii) with each of the financial statements set forth above in clauses (i) and (ii) statement of income, a certificate executed by the Borrower’s chief executive or chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signer of the certificate has reviewed the Credit Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto; and (iv) prior to December 31 of each year, Borrower’s operating and capital budgets for the succeeding year. The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary. If the Borrower is an individual, the Borrower shall provide annually a personal financial statement in form and detail acceptable to the Bank and such other financial information as the Bank may from time to time reasonably request. Promptly upon the request of the Bank from time to time, Borrower shall supply all additional information requested and permit the Bank’s officers, employees, accountants, attorneys and other agents to (x) visit and inspect each of Borrower’s premises, (y) Upon no less than seven (7) days advance written notice to Borrower Bank may, at Bank’s sole expense, examine, audit, copy and extract from Borrower’s records and (z) discuss Borrower’s or its affiliates’ business, operations, assets, affairs or condition (financial or other) with its responsible officers and independent accountants. Borrower shall cause Corning Natural Gas Holding Corporation (“Holding”) to (i) promptly deliver to the Bank copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members and of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and (ii) provide in form satisfactory to the Bank: (a) within sixty (60) days after the end of each of its first three fiscal quarters, consolidating and consolidated statements of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end; and (b) within one-hundred twenty days (120) after the end of each fiscal year, consolidating and consolidated statements of Holding’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be:

     ☒ audited     ☐ reviewed     ❑ compiled

by an independent certified public accountant acceptable to the Bank; all such statements shall be certified by Holding’s chief financial officer or partner to be correct, not misleading and in accordance with Holding’s records and to present fairly the results of Holding’s operations and cash flows and if annual its financial position at year end in conformity with generally accepted accounting principles. If no box is checked, Holding shall deliver financial statements and information in the form and at the times satisfactory to the Bank. Holding represents that its assets are not subject to any liens, encumbrances or contingent liabilities except as fully disclosed to the Bank in such statements. Holding authorizes the Bank from time to time to obtain, verify and review all financial data deemed appropriate by the Bank in connection with the Obligations, including without limitation credit reports from agencies. Holding understands this requirement and has satisfied itself as to its meaning and consequences and acknowledges that it has made its own arrangements for keeping informed of changes or potential changes affecting the Borrower including the Borrower’s financial condition.

f)     Accounting; Tax Returns and Payment of Claims. Borrower will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in an attached schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon Borrower or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the ordinary course of business.

g)     Title to Assets; Insurance. Borrower has good and marketable title to each of its assets free of security interests and mortgages and other liens except as disclosed in its financial statements or on a schedule attached to this Note or pursuant to the Bank’s prior written consent. Borrower will maintain its property in good repair and will maintain and on request provide the Bank with evidence of insurance coverage satisfactory to the Bank including without limitation fire and hazard, liability, worker’s compensation and business interruption insurance and flood hazard insurance as required.

h)     Judgments and Litigation. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (each an “Action”) which involves Borrower or its assets and might have a material adverse effect upon Borrower or threaten the validity of this Note or any related document or transaction. Borrower will immediately notify the Bank in writing upon acquiring knowledge of any such Action.

i)     Borrower Notices. Borrower will immediately notify the Bank in writing (i) of any change in its address or of the location of any collateral securing this Note, (ii) of the occurrence of any Event of Default defined below, (iii) of any material change in Borrower’s ownership or management and (iv) of any material adverse change in Borrower’s ability to repay this Note.

j)     No Transfer of Assets. Until this Note is paid in full, Borrower shall not without the prior written consent of the Bank (i) sell or otherwise dispose of substantially all of its assets, (ii) acquire substantially all of the assets of another entity, (iii) if it is a corporation, participate in any merger, consolidation or other absorption or (iv) agree to do any of these things.

k.       Further Assurances. The Borrower shall, and shall cause its affiliates to take such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request from time to time to effectuate the purposes and intent of the transaction(s) contemplated hereby, including, without limitation, causing any affiliate, entity or series of entities it may create hereafter through merger, division or otherwise, to execute agreements, in form and substance acceptable to Bank, (i) assuming or guarantying the Borrower’s obligations under this Note and all related agreements and (ii) pledging assets to the Bank to the same extent as the Borrower.

Events of Default. The following constitute an event of default (“Event of Default”): (i) failure by Borrower to make any payment when due (whether at the stated maturity, by acceleration or otherwise) of the amounts due under the Note, or any part thereof, or there occurs any event or condition which after notice, lapse of time or both will permit such acceleration of any Note; (ii) Borrower defaults in the performance of any covenant or other provision with respect to this Note or any other agreement between Borrower and the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”); (iii) Borrower fails to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to the Bank (other than under this Note), any third party or Affiliate or the occurrence of any event which could result in acceleration of payment of any such indebtedness or the failure to perform any agreement with any third party or Affiliate; (iv) the reorganization, merger, consolidation or dissolution of Borrower (or the making of any agreement therefor); the sale, assignment, transfer or delivery of all or substantially all of the assets of Borrower to a third party; or the cessation by Borrower as a going business concern; (v) the death or judicial declaration of incompetency of Borrower, if an individual; (vi) failure to pay, withhold or collect any tax as required by law; the service or filing against Borrower or any of its assets of any lien (other than a lien permitted in writing by the Bank), judgment, garnishment, order or award which Bank in good faith determines shall have a material adverse effect on the Borrower or the Borrower’s ability to pay or perform the Obligations; (vii) if Borrower becomes insolvent or is generally not paying its debts as such debts become due; (viii) the making of any general assignment by Borrower for the benefit of creditors; the appointment of a receiver or similar trustee for Borrower or its assets; or the making of any, or sending notice of any intended, bulk sale; (ix) Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower, and such petition, action or appointment is not dismissed or stayed within forty-five (45) days; (x) any representation or warranty made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower proves to have been misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Note, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation or warranty that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (xi) any pension plan of Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on Borrower’s ability to repay its debts; (xii) an adverse change in the Borrower, its business, assets, operations, management, ownership, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank determines will have a material adverse effect on (a) the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform any obligation to the Bank; (xiii) the occurrence of any event described in sub-paragraph (i) through and including (xii) hereof with respect to any guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the amounts due under this Note (“Guarantor”); (xiv) Borrower fails to supply new or additional collateral within ten (10) days of request by the Bank; or (xv) the Bank in good faith deems itself insecure with respect to payment or performance under the Note.

Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any amounts due hereunder not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower. All or any part of any amounts due hereunder whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in sub-paragraphs (ix) or (x) above, or at the Bank’s option, upon the occurrence of any other Event of Default. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any amounts due hereunder which may now or hereafter be payable on demand.

Right of Setoff. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliates or otherwise owing by the Bank or any Affiliates in any capacity to Borrower or any Guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elects to do so.

USA PATRIOT Act Notice. Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.  The Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Miscellaneous. Simultaneously herewith, the Borrower and Bank have entered into a Third Amended Replacement and Restated Credit Agreement, (the “Credit Agreement”), the terms of which control and are incorporated in this Note. This Note, together with the Credit Agreement and any related loan and collateral agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

Joint and Several. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts and obligations that become due under this Note and the term “Borrower” shall include each as well as all of them.

Governing Law; Jurisdiction. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in New York State in a County or Judicial district where the Bank maintains a branch and consents that the Bank may effect any service of process in the manner and at Borrower’s address set forth above for providing notice or demand; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

Waiver of Jury Trial. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.

☐       Amended and Restated Note. The Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a prior note dated on or about ____________, ____, in the original principal amount of $__________, given by Borrower in favor of the Bank (or its predecessor-in-interest), as the same may have been amended or modified from time to time (“Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower's obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower's obligations to the Bank under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the provisions relating to Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

CORNING NATURAL GAS CORPORATION

By:	/s/ Michael I. German
Name: Michael I. German
Title: President/Chief Executive Officer

LIBOR RATE RIDER

(For Actual Balance Promissory Notes)

Borrower: Corning Natural Gas Corporation

Promissory Note Original Principal Amount: $3,718,000.00

Promissory Note Date: August 31, 2020

DEFINITIONS. The above-referenced Promissory Note is referred to herein as the “Note”. As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.	“Base Rate” shall mean the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”). If the prior blank is not completed, the Base Rate shall be two (2) percentage points above the Prime Rate. To the extent the Prime Rate shall, at any time, be less than zero percent (0.00%), the Prime Rate shall be deemed to be zero percent (0.00%) for purposes hereof.
b.	“Interest Period” shall mean, as used in connection with a non-daily adjusting LIBOR Rate, the period commencing on the date of this Note or any Rate Adjustment Date (as the case may be) and ending on, as applicable, the next succeeding Payment Due Date or the Payment Due Date of the calendar month that is one (1) or three (3) months thereafter (as applicable in accordance with the LIBOR Rate in effect); provided, however, that if an Interest Period would end on a day that is not a Joint Business Day, such Interest Period shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Joint Business Day. To the extent that the preceding clause results in either the extension or shortening of an Interest Period, the Bank shall have the right (but not the obligation) to shorten or extend, respectively, the succeeding Interest Period so that it shall end on a day that numerically corresponds to the intended Payment Due Date indicated in the Note.
c.	“Joint Business Day” shall mean a day that is both a New York Business Day and a London Business Day.
d.	“LIBOR” shall mean the rate per annum (rounded upward to the nearest 1/16th of 1%) obtained by dividing (i) either the one-day (i.e., overnight), one-month or three-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate in effect) as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR-based loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion. In the event and to the extent the applicable London Interbank Offered Rate index (“Index”) utilized for determining LIBOR shall, at any time, be less than zero percent (0.00%), such Index shall be deemed to be zero percent (0.00%) for purposes hereof (“Negative Index Restriction”). Notwithstanding the foregoing, to the extent an interest rate swap agreement (“Swap”) between Borrower and the Bank shall at any time be in effect in connection with the credit facility evidenced by this Note, the Negative Index Restriction shall not apply to such credit facility during such period as the Swap is in effect; provided, however, at such time and to the extent such Swap is terminated, cancelled or otherwise not in effect, the Negative Index Restriction shall be deemed reinstated.
e.	“LIBOR Rate” shall mean the applicable LIBOR-based interest rate in effect from time to time, as provided for in the Note and this Rider.
f.	“London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.
g.	“New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

h.       “One-Month LIBOR” shall mean LIBOR as fixed for a one-month interest period.

i.        “Rate Adjustment Date” shall mean the effective date of a change in the applicable LIBOR Rate, as follows:

i.	For a daily-adjusting LIBOR Rate, the Rate Adjustment Date shall be each London Business Day.
ii.	For a monthly-adjusting LIBOR Rate (i.e., having an Interest Period of one (1) month), the Rate Adjustment Date shall be, in each month, the calendar day of that month that corresponds with the Payment Due Date in such month (as may be adjusted pursuant to the definition of “Payment Due Date” in the Note).
iii.	For a quarterly-adjusting LIBOR Rate (i.e., having an Interest Period of three (3) months), the Rate Adjustment Date shall be, initially, the Payment Due Date that is three (3) months after the first day such LIBOR Rate is in effect (“Effective Date”), and thereafter, the Payment Due Date that is three (3) months after each prior Rate Adjustment Date, respectively; provided, however, that if the Effective Date is not a Payment Due Date, the first Rate Adjustment Date shall be the next succeeding Payment Due Date, after which a new three-month Interest Period shall begin with quarterly Rate Adjustment Dates thereafter, as provided above.

ADDITIONAL PROVISIONS:

Disclosure Regarding the Availability of LIBOR. Borrower acknowledges and understands that (i) the London Interbank Offered Rate (defined above as the “Index”), which is used to calculate LIBOR for purposes of this Note, is established, issued and regulated by third parties, and that its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Bank, (ii) regulatory agencies in the United States and worldwide have advised that the Index may be discontinued after 2021, or possibly sooner, (iii) in order to address the possibility of a discontinuance of the Index, this Note includes provisions that contemplate the replacement of the Index as a basis for establishing the applicable interest rate for the loan(s) evidenced hereby, and (iv) should the actual discontinuance of the Index occur, any replacement index may be materially different than the Index, and necessitate substantive changes to the manner in which the applicable interest rate for the loan(s) evidenced hereby is calculated and applied. Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of the Index for all purposes provided for herein, accepting any inherent risks associated with such utilization and any subsequent discontinuance of the Index, and hereby waives any claims or defenses against the Bank in connection therewith.

Interest Rate Determinations and Adjustments.

•	To the extent a daily-adjusting LIBOR Rate is in effect, the LIBOR Rate shall be determined using the One-Month LIBOR in effect on the date of the Note (or if such day is not a London Business Day, on the immediately preceding London Business Day), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the One-Month LIBOR in effect on each respective Rate Adjustment Date.

•	To the extent a monthly-adjusting LIBOR Rate (i.e., a LIBOR Rate adjusting each month) or a quarterly-adjusting LIBOR Rate (i.e., a LIBOR Rate adjusting every three (3) months) is in effect, the initial LIBOR Rate shall be determined using the applicable LIBOR in effect two (2) London Business Days prior to the date of the Note (or two (2) London Business Days prior to the Amortization Commencement Date, as applicable), and shall be adjusted thereafter on each subsequent Rate Adjustment Date using the applicable LIBOR in effect two (2) London Business Days prior to each Rate Adjustment Date, respectively.

Prepayment; Breakage Fee. Subject to the following, during the term of this Note, Borrower shall have the option of paying the Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, that if (i) Borrower prepays, in whole or in part, any Principal Amount, when a LIBOR Rate is in effect (other than on a Rate Adjustment Date), or (ii) the LIBOR Rate is converted to the Base Rate on any day other than a Rate Adjustment Date, then Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any LIBOR-based loan or (c) otherwise (collectively, the “Breakage Fee”). The determination by the Bank of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower. The provisions of this paragraph shall not be applicable if the LIBOR Rate in effect at the time of the prepayment has an Interest Period of one day.

Inability to Determine LIBOR Rates, Increased Costs, Illegality.

a)     Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

b)     Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the applicable interest rate to the Base Rate, subject to the terms of the section below entitled “Effect of Benchmark Transition Event”.

c)     Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR-based loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the applicable interest rate to the Base Rate, subject to the terms of the section below entitled “Effect of Benchmark Transition Event”.

Conversion to Base Rate Upon Default.  Unless the Bank shall otherwise and in its sole discretion consent in writing, if (i) an event of default (with respect to any payment obligation or otherwise, as may be defined or described in the Note or related documents) has occurred and is continuing, or (ii) there exists a condition or event that, with the passage of time, the giving of notice, or both, shall constitute such an event of default, the Bank, in its sole discretion, may convert the applicable interest rate from the LIBOR Rate to the Base Rate, and each reference in the Note and herein to the LIBOR Rate shall be deemed to be a reference to the Base Rate.  Nothing herein shall be construed to be a waiver by the Bank of its right to have the outstanding principal balance accrue interest at the Default Rate, accelerate the indebtedness and/or exercise any other remedies available to the Bank under the terms hereof or applicable law.

Repayment Upon Conversion to Base Rate.  Except as otherwise provided herein, during the time of any conversion of the LIBOR Rate to the Base Rate, whether temporary or permanent, and whether pursuant to an event of default or otherwise, and without compromising any other rights and remedies of the Bank, and in the absence of the Bank exercising any such other rights or remedies as may be applicable, Borrower shall continue to repay all indebtedness in accordance with the terms of the Note.  The determination by the Bank of the foregoing amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower.

Effect of Benchmark Transition Event.

(a)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Note or any related agreement, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Bank may unilaterally amend the terms hereof to replace LIBOR with a Benchmark Replacement. Any such amendment will become effective as soon as practicable for the Bank and upon notice to the Borrower, without any further action or consent of the Borrower, except that with respect to an amendment pursuant to an Early Opt-in Election, such amendment will become effective at 5:00 p.m. on the fifth (5th) New York Business Day after the Bank has provided such proposed amendment to the Borrower, so long as the Bank has not received, by such time, written notice of objection to such amendment from the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by the Bank in connection with any amendment and related actions contemplated in this Section.
(b)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower. The Bank shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Bank in good faith.
(c)	Notices; Standards for Decisions and Determinations. The Bank will endeavor to promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Bank’s sole discretion and without consent from the Borrower (except, in each case, as expressly required pursuant to this Section) and shall not be a basis of any claim of liability of any kind or nature against the Bank, all such claims being hereby waived by the Borrower.
(d)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for an advance/borrowing of, conversion to, or continuation of a LIBOR-based loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR (if any) will not be used in any determination of the Base Rate.
(e)	Certain Defined Terms. As used in this Section:

1.	“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes hereof.
2.	“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
3.	“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of the loan(s) evidenced hereby).
4.	“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
5.	“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
1)	a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
2)	a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
3)	a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
6.	“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Bank by notice to the Borrower, so long as the Bank has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.
7.	“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section.
8.	“Early Opt-in Election” means the occurrence of:
1)	a determination by the Bank that currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and

2)	the election by the Bank to declare that an Early Opt-in Election has occurred and the provision by the Bank of written notice of such election to the Borrower.
9.	“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
10.	“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
11.	“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
12.	“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
13.	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Rider and has been advised by counsel as necessary or appropriate.

CORNING NATURAL GAS CORPORATION
By: /s/ Michael I. German
Name: Michael I. German
Title: President/Chief Executive Officer

PREPAYMENT PREMIUM RIDER

(Yield Maintenance)

Borrower:	Corning Natural Gas Corporation

Title of Promissory Note:	Multiple Disbursement Term Note

Date of Promissory Note:	August 31, 2020

Principal Amount of Promissory Note:	$3,718,000.00

(The above-referenced promissory note is referred to herein as the “Note”.)

Each capitalized term used herein shall have the meaning specified in the Note, except as otherwise defined herein.

Prepayment Premium. If the interest rate in effect at the time of any prepayment is a fixed percentage rate (whether in effect since the date of this Note or any subsequent date in connection with an interest rate adjustment), as consideration of the privilege of making such prepayment, Borrower shall pay to M&T Bank (“Bank”) a premium equal to the greater of (a) one percent (1%) of the amount prepaid, or (b) the present value of the difference between (i) the amount of interest that would have accrued on the prepaid principal from the date of prepayment through the earlier of the Maturity Date or the date of the next scheduled interest rate adjustment, if any (“Measurement Period”) at the fixed interest rate in effect on the date of prepayment and (ii) the amount of interest that would have accrued on the prepaid principal during the Measurement Period at the Current Market Rate. “Current Market Rate” shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity having a term most nearly corresponding to the Measurement Period, in effect two (2) business days prior to the date of prepayment, as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15 (519), or by such other quoting service, index or commonly available source utilized by the Bank for such purposes. The present value calculation used herein shall use the Current Market Rate as the discount rate and shall be calculated as if each installment of principal had been made as scheduled pursuant to the terms of this Note.

CORNING NATURAL GAS CORPORATION

By:	/s/ Michael I. German
Name: Michael I. German
Title: President/Chief Executive Officer